Exhibit 10.33

REGIONAL DISTRIBUTION AGREEMENT

v1.04

THIS AGREEMENT, dated the 7th of March 2014 (the “Effective Date”), is by and between Halfbrick Studios Pty. Ltd., an Australian corporation, with its principal place of business at 190 Kelvin Grove Rd, Kelvin Grove, Queensland 4059, Australia (“Licensor”) and SHENZHEN IDREAMSKY TECHNOLOGY CO. LTD. with its principal place of business at 16/F, Block A3, Kexing Science Park, 15 Keyuan Rd, Nanshan District, Shenzhen, China, 518057. (“Distributor”) (Collectively known as “Party” or “Parties”):

WHEREAS, the Licensor is the owner or licensee of certain applications of use on mobile, smartphone or tablet devices, such as games and hereinafter described;

WHEREAS, the Licensor desires to grant to the Distributor the exclusive right to distribute, market and advertise such applications on certain websites or through certain telecommunications carriers, subject to the terms hereinafter described; and

WHEREAS, the Licensor desires to receive a portion of the revenue received by the Distributor through the distribution and/or marketing of Licensor’s applications.

NOW THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree as follows:

1. Definitions.

“Agreement” means this Agreement, and any applicable specific Term Sheet signed by the Parties pursuant hereto between Licensor and Distributor.

“Carriers” means the Chinese wireless service providers, namely, China Mobile, China Telecom, and China Unicom, or otherwise identified on a Term Sheet.

“End User” means any authorized end user of the Licensed Content.

“Agreement Term” is the specific start date and end date of Distributor’s license hereunder for each item of Licensed Content, as specified on each Term Sheet.

“Distribution Channels” shall mean the Carriers, Retailers, Websites, and App Stores identified on a Term Sheet.

“Exclusivity” means the condition granted by Licensor to Distributor for the use of rights with respect to the Licensed Content, as defined in the Term Sheet.

“Adjusted Gross Revenues” shall mean all revenue actually received by Distributor that is attributable to the Licensed Content. It is acknowledged that Adjusted Gross Revenue will be comprised of but not limited to: (a) revenue received via in-app purchase of the Licensed Content or any content, feature or item associated directly with Licensed Content; (b) advertising revenue earned in connection with the Licensed Content; and (c) revenue from pay-to-download purchases of the Licensed Content; in each case, if applicable, less bad debt and refund reported by payment companies, telecoms and other distribution partners.

“Licensed Content” shall mean the game, application, or other content for named on a Term Sheet that has been executed by the Parties.

“Localization” shall mean the translating of Licensed Content into different human languages or adapting Licensed Content for cultural needs of a specific country, region or Territory.

“Launch Date” shall mean, the date on which the Parties mutually agree to launch any Licensed Content for sale to End Users in the Territory, in respect of each Game, as specifically set forth for any Licensed Content in a specific Term Sheet.

“Platforms” means, as to a specific item of Licensed Content, the computer systems, now known or hereafter developed, underlying or embodied on mobile, smartphone or tablet devices and upon which Licensed Content can, or can be made to operate and that are specified on a Term Sheet that names that item of Licensed Content. Platforms include (without limitation) Android, iOS Bada, Brew, Java, webOS, Blackberry OS or QNX, Symbian, Windows Phone, Danger, Maemo, Ovi, or MeeGo. If a Term Sheet does not include a list of specific Platforms then Platforms shall be deemed to include all known Platforms.

“Retailers” means retail stores or online retail outlets in which End Users may purchase Licensed Content for use on a Platform.

“Revenue Share” shall mean the portion of Adjusted Gross Revenues payable to Licensor under the terms of a Term Sheet.

“Source Code” shall refer to the collection of computer instructions used by Licensor to create, maintain, and update the Licensed Content.

“Term Sheet” shall mean a term sheet in substantially the form attached hereto as Exhibit A, that has been signed on the Effective Date or at any time during the term of this Agreement, that references this Agreement, that specifies rights in certain Licensed Content, and that has been duly executed by the Parties.

“Agreement Term” is the specific start date and end date of Distributor’s license hereunder for each item of Licensed Content, as specified on each Term Sheet.

“Territory” shall mean the Greater China, including Mainland China, Hong Kong SAR, Macau SAR, and Taiwan, or otherwise as specified on each Term Sheet.

“Websites” shall mean those internet websites through which Distributor intends to distribute Licensed Content to End Users.

2. License and Use.

(a) License to Use, Modify and Distribute: Subject to the terms of this Agreement, during the Term, Licensor hereby grants the Distributor a limited license to reproduce, perform, display, use, offer for sale, sell, make available, and distribute the Licensed Content named on a Term Sheet for purchase by End Users of the Platforms named in that Term Sheet through any Distribution Channel in the Territory named on that Term Sheet, for display and operation on wireless mobile devices. Licensor shall have the absolute authority to determine the exclusivity or non-exclusivity of each Licensed Content. The exclusivity or non-exclusivity of the license granted in this provision shall be expressed in the applicable Term Sheet. In the event the Licensor wishes to grant or remove exclusivity, the Licensor shall provide written notice, as per section 12.

(b) License for Testing. Subject to the terms of this Agreement, Licensor hereby grants to Distributor a non-exclusive license to reproduce, install and use the Licensed Content internally for test, evaluation and/or backup purposes

(c) License for Localization. Subject to the terms of this Agreement, Licensor hereby grants to Distributor a non-exclusive license to modify and reformat the Source Code and Licensed Content for regional and Localisation purposes, and to modify and reformat the Licensed Content to be compatible with wireless transmission protocols and other transmission, storage, and display requirements associated with each Carrier, or End Users.

(d) Demonstration License: Subject to the terms of this Agreement, Licensor hereby grants to Distributor a royalty-free, non-exclusive license within the Territory, to use, publicly display, publicly demonstrate or perform and duplicate the Licensed Content solely for the purpose of marketing or promoting the Licensed Content to prospective customers or at trade shows, events, conferences, or meetings. This demonstration license shall not permit Distributor to make Licensed Content available for download by End Users or for use by any person on computer systems that are outside the direct control of Distributor.

(e) Trademark License. Subject to the terms of this Agreement, Licensor hereby grants to Distributor a non-exclusive license to use Licensor’s name, logo, and the mark’s associated with the Licensed Content (collectively “Licensor’s Marks”) solely during the Term within the Territory for purposes of advertising, promoting, and selling the Licensed Content. Distributor agrees to comply with all Licensor guidelines related to use of Licensor’s Marks and to promptly cease any such use at the direction of licensor. All use of Licensor’s Marks shall accrue to Licensor. Distributor shall not seek to register or otherwise obtain legal rights in the Territory to any of Licensor’s Marks. Distributor agrees to promptly inform Licensor if Distributor becomes aware of any activity that it reasonably believes to be an infringement of Licensor’s intellectual property rights.

3. Localization and Promotion

(a) Licensor shall supply to Distributor the relevant source code, instructions, marketing materials and general support for the Licensed Content.

(i) Licensor will provide updates to the Licensed Content to Distributor as required. Licensor will at its own cost, provide reasonable ongoing assistance regarding bugs, fixes and updates in connection with the performance of the Licensed Content.

(ii) In case of error or default in the Licensed Content, Licensor shall provide technical support to Distributor for the Licensor Content. If a problem regarding the Licensed Content cannot be solved by Distributor‘s internal resources, the Licensor shall provide the Distributor with appropriate technical support.

(iii) Licensor will supply to Distributor the latest Licensor approved source code for the Licensed Content.

(b) Distributor shall, promptly upon execution of this Agreement and a Term Sheet, attend to

(i) translation of content scripts and all Localisation of Licensed Content appropriate to the Territory;

(ii) obtaining “Age Rating Certifications” or other relevant government and regulatory approvals, registrations, and licensing (if required by local laws) to permit Distributor to sell Licensed Content as permitted hereunder;(iii) implementing appropriate DRM/IAP SDKs, including as may be required by Licensor;

(iv) performing acceptance testing for each Distribution Channel and Platform;

(iv) providing first tier customer support, market analysis, and sales support to all of Distributor’s customers and End Users;

(v) exerting its best efforts to market and promote sales of Licensed Content within the Territory.

(c) Without limiting any other provision of this Agreement, Licensor shall have the right to review and approve all Localisation of Licensed Content, all use of Licensor’s Marks, and all other promotion and marketing efforts of Distributor related to the Licensed Content, and Distributor agrees to promptly comply with Licensor’s requirements in relation to the same. Absent extraordinary circumstances, if Distributor seeks approval from Licensor and Licensor fails to respond within 10 business days, such approval shall be deemed granted.

(d) Distributor is authorized to do all advertising, marketing and promotion in relation to the localized Licensed Content in the Territory subject to Licensor’s approval. Licensed Content shall be given the priority to be cross promoted on Licensor’s other games being released in the Territory. Distributor has the right to design and produce various types of promotional merchandise which are based upon and deriving from the Licensed Content with prior written notice to Licensor. The promotional merchandise shall include such items as clothes, accessories, toys, pillows or cushions, cups, stationery, sporting goods, office and household appliances, watches, clocks, cameras, pendants for mobile telephones, jigsaw puzzles cosmetics, cartoons, food products, ornaments, books, downloadable sounds and standby pictures for mobile telephones. The promotional merchandise shall be used solely for game promotion. If the promotional merchandise are intended for sale, the Parties shall enter into supplemental agreement in writing. Without limiting any other provision of this Agreement, Licensor shall have the right to review and approve all Localisation of Licensed Content, all use of Licensor’s Marks, and all other promotion and marketing efforts of Distributor related to the Licensed Content, and Distributor agrees to promptly comply with Licensor’s requirements in relation to the same. Absent extraordinary circumstances, if Distributor seeks approval from Licensor and Licensor fails to respond within 15 business days, such approval shall be deemed granted.

(e) All derivative works of Licensed Content or that works that incorporate any intellectual property of Licensor (collectively “Derivative Works”) that are created by Distributor under the provisions of this Agreement, including any Term Sheet, whether text, graphics, video, or otherwise, a shall be considered works made for hire, owned at all times by Licensor. To the extent that any Derivative Works are not considered works made for hire or are deemed not owned at all times by Licensor, then Distributor hereby assigns and transfers all right, title and interest in such Derivative Works to Licensor in consideration of the licenses granted herein, and agrees to execute promptly any documents necessary to perfect Licensor’s ownership thereof. Distributor hereby waives and covenants not to enforce any moral rights that may arise in such Derivative Works. For purposes of determining rights in Derivative Works, all Derivative Works shall be deemed to have been created wholly in Australia.

(f) Distributor shall provide to Licensor a copy of all source code, text, graphics, and other materials created by Distributor as part of Localisation or the fulfillment of Distributor’s other obligations hereunder.

(g) Distributor shall do regular code drop by way of FTP, or similar method, at least once a month (or as required). Distributor shall also grant Licensor access to its SVN servers.

4. Revenue Sharing and Audit Rights.

(a) Reporting. Within 30 days following the end of each calendar month, the Distributor shall provide a report by email detailing (a) all Net Revenues received by Distributor during the previous calendar month, and reported in the aggregate and separately as to each Distribution Channel, Platform, and individual item of Licensed Content; and (b) the calculation of Licensor’s Revenue Share.

(b) Payment. Licensor shall invoice Distributor monthly for the amount owing to it by way of Revenue Share. Distributor shall pay the total aggregate Revenue Share due to Licensor in relation to the relevant period within forty-five(45) days of the date of the monthly invoice received. All payments shall be made in USD currency.

(c) Minimum Guarantee. For purpose of ensuring minimum amount of Revenue Share attributable to Licensor, Distributor agrees to furnish Licensor a non-refundable Minimum Guarantee, which shall be separately determined for each Licensed Content as set forth in the relevant Term Sheet, and shall pay the sum of the Minimum Guarantee of all of the Licensed Contents, totaling in the amount of [****]†, as below. While the Minimum Guarantee shall be non-refundable, it will be fully recoupable such that the Licensor will, with respect to each Licensed Content, actually begin to receive the Revenue Share for that Licensed Content only once the accumulated Revenue Share for that Licensed Content exceeds 50% of the Minimum Guarantee for that Licensed Content.

i.	[****]†, the sum of the fifty percent (50%) of Minimum Guarantee of all Licensed Contents, shall be paid within forty-five(45) days after receipt of invoice from the Licensor;

ii.	Provided that the Revenue Share attributable to Licensor for each Licensed Content accumulated for the initial year (12 months) since its Launch Date, is less than its respective Minimum Guarantee as provided in Term Sheet, Distributor shall pay the difference together with the payment of Revenue Share attributable to the last month of the first year.

(d) Audit Rights. Distributor agrees to maintain records related to the Licensed Content in sufficient detail to enable the Revenue Share payable hereunder by the Distributor to be determined, and further agrees to permit Licensor or its agent, upon at least forty five (45) days’ advance written notice, to examine its books and records from time to time (but no more than once a year) to the extent necessary to verify the reports provided for herein. The cost for such an audit shall be borne by the Licensor, unless the results indicate a discrepancy in excess of 10% between the amount due to Licensor and the amount actually paid for the period covered by such audit, in which case the Distributor shall pay the reasonable costs of such audit up to a cap of $1,500. Distributor shall preserve and maintain all such books and records required for an audit for a period of two (2) years after Term.

†	This portion of the Regional Distribution Agreement has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

(e) Late Fee. Distributor shall be liable for interest on any overdue payment required to be made pursuant to this Agreement, commencing on the date such payments becomes due, at a rate of 0.02% per day. If interest rate exceeds the maximum legal rate in the jurisdiction where a claim therefore is being asserted, the interest shall be reduced to such a maximum legal rate.

(f) Taxes. Each Party shall be responsible for the payment of its own taxes in accordance with applicable laws. Distributor maintains the right to deduct or withhold any applicable taxes (including but not limited to VAT tax and withholding tax) payable by Licensor from amounts due from Distributor, and such amounts due, as reduced by such deductions or withholdings, will constitute full payment to Licensor. If any tax is withheld by Distributor, Distributor shall provide Licensor receipts or other evidence of such withholding and payment to the appropriate tax authorities to enable Licensor to claim any foreign tax credit.

5. Term and Termination.

(a) Term of This Agreement. This Agreement shall commence on the Effective Date and shall continue until expiry of the last License Content in a specific Term Sheet, unless earlier terminated in accordance with the provisions of this Agreement.

(c) Termination for Material Breach or Bankruptcy. In case of a material breach of this Agreement by either Party that is not remedied within thirty (30) days from the other Party’s notice thereof, or in case either Party should file for bankruptcy or become insolvent, the other Party shall have the right to terminate this Agreement with immediate effect. In the event of a termination of this Agreement by the Licensor under Section 4(b), the Distributor’s rights with respect to all Licensed Content shall terminate immediately.

(d) Rights of the Parties after Expiration or Termination. Upon expiration or termination of this Agreement or any Term Sheet entered into hereunder, Distributor shall have three (3) months to return and/or destroy any and all Source Code for Licensed Content. After expiration or termination of this Agreement or any Term Sheet hereunder, for any reason, all rights granted to the Distributor shall cease, except that all rights in respect of Licensed Content already granted and distributed to End Users prior to the termination or expiration of the Agreement shall continue free of any additional license fees and the End User’s continued use of such Licensed Content shall in no way be affected by any such expiration of termination.

(e) If the termination of this Agreement due to fault on the part of Licensor and such termination happens prior to the end of the Term of the license granted in respect of each of the Licensed Contents and before the full recoupment by Licensor of the Minimum Guarantee as set forth in each Term Sheet, Distributor shall be entitled to receive the return of that amount of Minimum Guarantee not yet recouped by Licensor as of the date of termination.

(f) Survival of Specific Obligations. Expiration or Termination of this Agreement for any reason shall not release either Party from any liability or obligation set forth in this Agreement which (i) pursuant to this Agreement are to survive any such expiration or termination, or (ii) remain to be performed or by their nature would be intended to be applicable following such expiration or termination.

(g) No Copycat Games. Distributor agrees that it shall not, during the Term and for 36 months thereafter, create or distribute, or assist, encourage, or facilitate any third party in creating or distributing, any product or service that substantially resembles a product or service offered to the public by Licensor. The phrase “substantially resembles” shall mean a computer software application, game, or other product or service that, by virtue of its name, trademark, logo, on-screen design, in-app characters, style of game play or user interaction, or otherwise, is substantially similar to, or is reasonably likely to be regarded by potential consumers as an imitation or “knock-off” of, any product or service offered to the public by Licensor.

6. Confidentiality.

Each Party agrees that it will maintain the confidentiality of any and all information received from the other Party that is designated as confidential or that, by its nature, should reasonably be considered as confidential, both during the Term and for three (3) years thereafter. For the avoidance of doubt, all marketing plans, financial data, and information about unreleased products shall be deemed confidential information. Each Party agrees to use such confidential information solely for the performance of this Agreement. Such confidential information and the obligation stated hereunder shall not apply to any information which the receiving Party can show is public knowledge other than by breach of this Agreement, or was independently developed or obtained by the receiving Party other than by breach of this Agreement or any third party agreement.

7. Representations and Warranties.

(a) Licensor warrants and represents to Distributor that (i) it has all necessary rights with respect to the Licensed Content to permit the Distributor to distribute and market the same within the Territory through Distribution Channels during the Term, except with respect to any Licensed Content for which notification is given by the Licensor that it no longer has the rights to permit Distributor to use te Licensed Content hereunder; (ii) none of the Licensed Content will infringe any copyrights or trademarks of any third party if distributed through or used on the Distribution Channels in the Territory; (iii) none of the Licensed Content shall have any virus, “trojan horses” or other defects that might damage or materially interfere with an End User or his or her mobile device; (iv) the Licensed Content shall perform substantially in accordance with the documentation therefor or descriptions thereof provided by Licensor; (v) none of the Licensed Content shall be defamatory, libellous or obscene; (vi) the Licensor has the full power and authority to enter into and perform its obligations under this Agreement; (vii) the Licensor’s execution of this Agreement and performance of its obligations hereunder, do not and will not violate any rule, law, statute or agreement to which it is a party or by which it is bound; and (viii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Licensor, enforceable against it in accordance with its terms. Except as hereinabove described, all Licensed Content is provided hereunder on an “as is” basis, and the Licensor MAKES NO OTHER WARRANTIES, EXPRESSED OR IMPLIED INCLUDING WITHOUT LIMITTATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

(b) Distributor warrants and represents to Licensor that: (i) the Distributor has the full power and authority to enter into and perform its obligations under this Agreement without any restrictions that would impair its ability to perform its obligations under this Agreement, (ii) its execution of this Agreement and performance of its obligations hereunder, do not and will not violate any rule, law, statute or agreement to which it is a party or by which it is bound; (iii) when executed and delivered, this Agreement will constitute the legal, valid and binding obligation of the Distributor, enforceable against it in accordance with its terms; (iv) the Distributor shall comply with all applicable foreign, federal, state, local and regional laws, rules and regulations; (v) the Distributor shall use commercially reasonable efforts to diligently and continuously distribute, sell and market the Licensed Content; and (vi) that none of the Licensed Content that is prepared by Distributor, including by a Localisation process, shall have any virus, “trojan horses”, or other malware, or shall infringe the rights of any third party.

8. Indemnification.

The Parties agree to indemnify and hold harmless each other, their successors, permitted assigns, officers, directors and employees, from and against any and all liabilities, obligations, losses, claims, damages, costs, charges or other expenses of every kind and character (including but not limited to attorneys’ fees) which arise out of or as a result of the breach or alleged breach of any of the representations or warranties contained in the Agreement, provided that the Party claimed against (the “Indemnified Party”) shall give the other Party (the “Indemnifying Party”) prompt written notice of any suit, proceeding, action, demand or claim (“Claim”) for which the Indemnified Party is entitled to indemnification. The Indemnified Party shall have the right to control the defence or settlement of the Claim at its own expense. In the event it declines to do so, the Indemnifying Party may choose either to directly control the defence or settlement of the Claim or to indemnify the Indemnified Party against the expenses (included but not limited to attorneys’ fees) of defending the claim. In the event that the Indemnifying Party assumes the defence of the Claim: the Indemnifying Party agrees to consult with the Indemnified Party about all aspects of the defence to keep the Indemnified Party apprised of any and all court proceedings, filed court papers, and/or settlement offers relating to the Claim; the Indemnified Party shall have the right to approve the Indemnifying Party’s choice of counsel and any settlement of the Claim, such approval not to be unreasonably withheld; and the Indemnified Party shall cooperate with and provide reasonable assistance to the Indemnifying Party in defending against any Claim, at the Indemnifying Party’s expense. In the event that at any time during the Indemnifying Party’s defence of the Claim, legal defences become available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party and Indemnified Party by the same counsel, the Indemnified Party shall have the right to retain separate counsel of its choice to act as co-counsel on behalf of the Indemnified Party, at the sole cost and expense of the Indemnifying Party.

9. Limitation of Liabilities.

EXCEPT AS PROVIDED IN SECTION 8 HEREOF, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, OR SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR OTHER DAMAGES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER SUCH CLAIMS ARE BASED ON NEGLIGENCE OR ANY OTHER THEORY OF LIABILITY, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

10. Intellectual Property Rights.

Except as expressly granted herein, each Party shall retain ownership of its proprietary rights, including copyrights, patents, trademarks, and service marks.

11. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of Brisbane, Australia without regard to its conflicts of laws principles. Except in the case of Licensor seeking injunctive relief for a violation of its rights, the Parties agree that any controversy or claim hereunder shall be brought exclusively in a court located in Brisbane, Australia and the Parties waive any right to object based on personal jurisdiction or to request a change in venue or assert a claim for inconvenience, and agree that service may be made, in addition to any other means authorised by law, through delivery of process by personal service, or by expedited courier service such as Federal Express or DHL to the applicable address specified below.

12. Notice.

All notices to be given pursuant to this Agreement shall be in writing and may be given either (i) in person; or (ii) by internationally recognized overnight courier service, to the following addresses:

In the case of the Licensor, to:

Halfbrick Studios Pty. Ltd

190 Kelvin Grove Rd

Kelvin Grove

QLD 4059

Australia

Attention: Daniel John

Telephone: +61-7-3356-0429

Facsimile: +61-7-3356-0421

In the case of the Distributor, to:

SHENZHEN IDREAMSKY TECHNOLOGY CO., LTD.

16/F Block A3,

Kexing Science Park,

Keyuan Road No. 15,

Nanshan District ,

SHENZHEN

PRC

Attention: Jeff Lyndon

Telephone: +86 755 86110235

Or to any other address as a Party may designate for itself from time to time by notice. Any and all notices hereunder shall be deemed to have been received on the date of delivery as shown by competent documentary evidence.

13 Entirety.

This Agreement embodies the complete agreement and understanding between the Parties and supersedes and pre-empts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

14 Amendment.

Neither this agreement nor any of the terms and conditions hereof may be changed, discharged, amended, modified or altered unless such change, discharge, amendment, modification of alteration is in writing and duly signed by both Parties.

15 Waiver.

The failure of either Party to enforce or exercise at any time any right or provision of this Agreement shall not constitute a waiver thereof, or of the right to thereafter enforce such provision or exercise such right, or to claim such damages or to terminate this Agreement for any subsequent or continuing default of such, or any other provision. Any waiver of any right or provision hereunder must be in writing and signed by the Party making such waiver in order to be effective.

16 Severability.

If any provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of the Agreement shall nevertheless remain in full force and effect. The Parties shall use their respective best efforts to agree upon the minimum changes necessary so as most closely to achieve the initial intention of the Parties whilst ensuring that the Agreement shall comply with such law or public policy.

17 Assignment and Subcontracts.

Neither this Agreement nor any of either Party’s obligations or benefits hereunder may be assigned in whole or in part or otherwise transferred by the operation of law or otherwise, without the prior written consent of the other Party. Any such attempted assignment or transfer in the absence of such consent shall be void. Distributor is hereby authorized by Licensor to grant sub-licenses to its affiliates solely for purpose of implementing this Agreement.

18 Headings

The headings are inserted solely for the convenience of reference and are not part of and not intended to govern, limit or aid in the construction of any term or provision.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed and delivered on its behalf by its duly authorised officer as the date and year first above mentioned.

HALFBRICK STUDIOS Pty. Ltd.		SHENZHEN IDREAMSKY TECHNOLOGY CO., LTD.

[Company seal is affixed.]		[Company seal is affixed.]

By:	/s/ Shainiel Deo	By:	/s/ Michael Chen
Name:	Shainiel Deo	Name:	Michael Chen
Title:	Chief Executive Officer	Title:	Chief Executive Officer
Date:	12 / 3 /2014	Date:	7 / 3 /2014

Term Sheet (Form 1)

TERM SHEET NO. [Please refer to the “Term Sheet No.” in Schedule I]

This term sheet (“TermSheet”) is entered into as of 12 March, 2014, by and between HALFBRICK STUDIOS PTY LTD an Australian corporation, with its principal place of business at 190 Kelvin Grove Rd, Kelvin Grove, QLD 4059, Australia (“Licensor”), and SHENZHEN IDREAMSKY TECHNOLOGY CO. LTD., with its principal place of business at 16/F, Block A3, Kexing Science Park, 15 Keyuan Rd, Nanshan District, Shenzhen, China , 518057, (“Distributor”). This Term Sheet shall be considered a part of that Regional Distribution Agreement entered into between the Parties as of 12 March, 2014, and all terms not defined herein shall be given the meaning in such Regional Distribution Agreement.

Game (Licensed Content)	[Please refer to the “Game (Licensed Content)” in Schedule I]

Territory	The Territory is the Mainland China

Agreement Term	[Please refer to the “Agreement Term” in Schedule I].

Exclusivity Provisions	Exclusive.

Technology	Mortar, Brick UI and Skynet.

Platform	Android platforms only

Sales Channel(s)

All sales channels that support the Platform within the Territory.

The Distributor will pursue “Pre-install” or (embedded) business opportunities within the Territory but shall only agree to such opportunities with prior written consent and approval from Licensor.

Social Platforms	The Distributor will pursue business opportunities on social platforms within the Territory but shall only agree to such opportunities with prior written consent and approval from Licensor.

Minimum Guarantee	None.

Revenue Share

•    [****]† of Net Revenue to developer

•    [****]† of Net Revenue to Distributor

•    Net Revenue = Adjusted Gross Revenue less (i) any transaction costs charged to Distributor, (ii) any taxes incurred and/or levied (not operating corporate taxes), including VAT, GST, or other comparable sales tax charged to the end user, (iii) any advertising network and/or distribution channeling costs:

†	This portion of the Term Sheet has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

In witness of the foregoing, Licensor and Distributor have executed this Term Sheet as of the date first written above.

HALFBRICK		DISTRIBUTOR

[Company seal is affixed.]		[Company seal is affixed.]

By:	/s/ Shainiel Deo	By:	/s/ Michael Chen
Name:	Shainiel Deo	Name:	Michael Chen
Title:	CEO	Title:	Chief Executive Officer

Schedule I

Details of the Particulars to Term Sheets based on Term Sheet (Form 1)

executed by the Licensor and the Distributor:

Term Sheet No.	Game (Licensed Content)	Agreement Term

01	Fruit Ninja Champions Tencent	3 years commencing upon the Open Beta launch of Fruit Ninja Champions Tencent

02	Fruit Ninja: Puss in Boots	Three (3) years from Effective Date

03	Jetpack Joyride	12 months from Effective Date

09	Fruit Ninja	12 months from Effective Date

Term Sheet (Form 2)

TERM SHEET NO. [Please refer to the “Term Sheet No.” in Schedule I]

This term sheet (“Term Sheet”) is entered into as of 12 March, 2014, by and between HALFBRICK STUDIOS PTY LTD an Australian corporation, with its principal place of business at 190 Kelvin Grove Rd, Kelvin Grove, QLD 4059, Australia (“Licensor”), and SHENZHEN IDREAMSKY TECHNOLOGY CO. LTD., with its principal place of business at 16/F, Block A3, Kexing Science Park, 15 Keyuan Rd, Nanshan District, Shenzhen, China , 518057, (“Distributor”). This Term Sheet shall be considered a part of that Regional Distribution Agreement entered into between the Parties as of 12 March, 2014, and all terms not defined herein shall be given the meaning in such Regional Distribution Agreement.

Game (Licensed Content)	[Please refer to the “Game (Licensed Content)” in Schedule I].

Territory	The Territory is the Mainland China.

Agreement Term	Three (3) years from the end of sixty days after the date when source code is provided to Distributor.

Exclusivity Provisions	Exclusive.

Technology	[Please refer to the “Technology” in Schedule I].

Platform	Both Android and iOS platforms.

Sales Channel(s)

All sales channels that support the Platform within the Territory.

The Distributor will pursue “Pre-install” or (embedded) business opportunities within the Territory but shall only agree to such opportunities with prior written consent and approval from Licensor.

Social Platforms	The Distributor will pursue business opportunities on social platforms within the Territory but shall only agree to such opportunities with prior written consent and approval from Licensor.

Minimum Guarantee

•    The Total Minimum Guarantee under the Regional Distribution Agreement shall be US$[****]†. The MG will be different amount for each Game.

•    [Please refer to the “Additional Minimum Guarantee” in Schedule I].

Revenue Share

•    Of the Adjusted Gross Revenue generated on Andriod platform, [****]† to Licensor; [****]† to Distributor.

•    Of the Adjusted Gross Revenue generated on iOS platform, [****]† to Licensor; [****]† to Distributor.

†	This portion of the Term Sheet has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.

In witness of the foregoing, Licensor and Distributor have executed this Term Sheet as of the date first written above.

HALFBRICK		DISTRIBUTOR

[Company seal is affixed.]		[Company seal is affixed.]

By:	/s/ Shainiel Deo	By:	/s/ Michael Chen
Name:	Shainiel Deo	Name:	Michael Chen
Title:	CEO	Title:	Chief Executive Officer

Schedule I

Details of the Particulars to Term Sheets based on Term Sheet (Form 2) executed by the Licensor and the Distributor:

Term Sheet No.	Game (Licensed Content)	Technology	Additional Minimum Guarantee
04	Colossatron	Mortar, Brick UI and Skynet	Colossatron - US$[****]†
05	Fish out of Water	Mortar, Brick UI and Skynet	Fish out of Water - US$[****]†
06	Bears vs. Art	Mortar, Brick UI and Skynet	Bears vs. Art - US$[****]†
07	Band Stars	Mortar, Brick UI and Skynet	Band Stars - US$[****]†
08	TBD	TBD	TBD - US$[****]†

†	This portion of the Term Sheet has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406 under the Securities Act of 1933, as amended.